Exhibit 99.1

CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852
MOTORCAR PARTS OF AMERICA NAMES VETERAN
AUTOMOTIVE EXECUTIVE TO BOARD
     LOS ANGELES, CA — June 9, 2008 — Motorcar Parts of America, Inc. (NasdaqGM:MPAA) today announced the appointment of Duane F. Miller to its board of directors, expanding the board to seven members.
     Duane Miller, 60, retired in April 2008 after a 37-year career with General Motors Corporation. He most recently served as executive director for General Motor’s Service and Parts Operation, responsible for all field activities, GM Parts (original equipment), AC Delco (aftermarket), GM Accessories business channels and the Global Independent Aftermarket business. His career with General Motors included numerous assignments and increasing responsibilities, commencing as a merchandising representative for the former AC Spark Plug division.
     “Duane Miller’s extensive automotive industry experience, particularly within the area of hard parts distribution, greatly complements the company’s focus on customer service, growth and quality. We look forward to Duane’s contributions and counsel as the company further strengthens its position within the alternator and starter replacement parts market,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America, Inc.
     Miller served on the board of OEConnection, an automotive ecommerce organization focused on applying technology to provide supply chain solutions and analysis. He currently serves on the boards of McLaren Hospital in Genesee County, Michigan and the Flint/Genesee County Convention and Visitor’s Bureau. His experience also includes serving on the boards of the Urban League of Flint, Michigan, and the Boys and Girls Club of Flint, Michigan.
     He earned a Bachelor of Science degree in marketing from Western Michigan University, and attended the Executive Development Program at the University of California Berkeley Hass School Of Business.
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles and light trucks. Its products are sold to automotive retail

Motorcar Parts of America, Inc.
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outlets and the professional repair market throughout the United States and Canada, with facilities located in California, Tennessee, Mexico, Malaysia and Singapore. Additional information is available at www.motorcarparts.com
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company, including expected benefits from the company’s new board member. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factor. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC)in June 2007 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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